Exhibit 99.1

Tel-Instrument Electronics Corp. Announces the Filing of an Aeroflex Civil Lawsuit Related to the Recent Army Award, the Withdrawal of the Aeroflex GAO Protest, and the Receipt of a $5.1 Million Delivery Order From the Army

CARLSTADT, N.J.--(BUSINESS WIRE)--April 15, 2009--Tel Instrument Electronics Corp. ("Tel" or the “Company”) (NYSE Amex: TIK) announces several developments related to the recently awarded $44 million Indefinite Delivery Indefinite Quantity (IDIQ) contract award from the Army for the Mode 5 upgrade of the TS-4530 IFF test set. These include notification that Aeroflex, an unsuccessful bidder in the Army solicitation, has filed a civil lawsuit against Tel alleging appropriation of proprietary Aeroflex information. Most of the material allegations in the civil lawsuit were raised by Aeroflex in its protest of this award to the Government Accountability Office. In this regard, we were informed late last week that Aeroflex has withdrawn its GAO protest after receiving the Army response to its various allegations. As a result, the Army has lifted its stop work order on this program. Tel has also received its first Delivery Order on this IDIQ contract from the Army in the amount of $5.1 million.

Tel’s President, Jeff O’Hara, indicated that “the Aeroflex withdrawal of the GAO protest represents a key development for the Company as the TS-4530A project is important from both a revenue and competitive standpoint. This Army contract validates the significant investment that Tel has made in Mode 5 IFF technology over the last five years. With respect to the civil action initiated by Aeroflex, Tel believes these unsubstantiated allegations have no merit as evidenced by the Army response to the GAO. Tel has refuted each allegation in papers filed with the Court. While Tel is confident as to the ultimate outcome of this litigation, defending these claims could potentially entail substantial legal expenditures. The Company will provide additional clarification when further information is available.”

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors including potential award protests; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company's stock is traded in the New York Stock Exchange Amex under the symbol TIK.

CONTACT:
Tel Instrument Electronics Corp.
Mr. Joseph P. Macaluso, 201-933-1600